Exhibit 99.1

Hepion Pharmaceuticals Announces Positive Topline Data from Phase 2a ‘AMBITION’ NASH Trial; All Primary Endpoints Achieved

•	Safety, Tolerability and Pharmacokinetics (“PK”) Primary Endpoints Met

•	Reductions in Liver Transaminases Indicate Dose-Related Improvements in Key NASH Biomarker

•	Concentration-Effect Relationship Demonstrated for ALT Reductions

•	Multiomic Analyses and Machine Learning Paving the Way for Phase 2b, Anticipated to Start Later in 2021

EDISON, N.J., July 13, 2021 (GLOBE NEWSWIRE) -- Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis ("NASH"), today announced positive topline results from its Phase 2a ‘AMBITION’ NASH clinical trial. All primary endpoints of the trial were met.

AMBITION was a Phase 2a randomized, multi-center, placebo controlled, single-blind trial designed to investigate once daily oral administration of CRV431 at doses of 75 mg and 225 mg administered as soft gelatin capsules to presumed F2 and F3 NASH subjects for 28 days, followed by a 14-day observation period for safety.

The primary outcome measure of the AMBITION trial was the incidence of safety and tolerability events of CRV431 versus placebo. CRV431 at both study doses was well tolerated, and there were no serious adverse events (“SAEs”), and the few adverse events (“AEs”) observed were mostly mild and unrelated to study drug.

In the AMBITION trial, CRV431 blood concentrations after oral dosing of either 75 mg or 225 mg once daily were in the anticipated effective range for NASH treatment. The drug reached maximum concentrations within two hours after dosing with an effective half-life of approximately 30 hours, which supports once daily dosing.

It has been reported in recent literature that reductions in serum alanine aminotransferase (“ALT”) may be used as a surrogate measure for histologic improvement in NASH.1,2 The AMBITION trial did not include liver biopsies, however early indications of efficacy in the form of ALT reductions were observed with both CRV431 dosing cohorts. The percent ALT change from baseline to Day 28 numerically demonstrated a CRV431 versus placebo dose-response. These declines were statistically significant from placebo (p < 0.05) when CRV431 doses were pooled. Area-under-the ALT-Curve (“AUC”) for ALT changes, which has been useful in evaluating the magnitude of effect for clinical laboratory measurements of transaminases in NASH, was also calculated. As set out in the table below, CRV431 demonstrated decreasing ALT AUCs with increasing dose, indicating a positive dose-response. In addition, the 225 mg cohort ALT AUC was statistically different from the placebo group AUC.

Test	Placebo (n=14)	CRV431 75 mg (n=12)	CRV431 225 mg (n=15)
ALT (% change)	-6.1±13.3 (mean±SD) -5.2 (median)	-18.4±25.8 (mean±SD)* -15.9 (median)	-21.1±21.1 (mean±SD)* -20.0 (median)
Area-Under-the-ALT-Curve (AUC) (IU*D/L)	1465.1 ± 810.9	1190.5 ± 712.1	859.9 ± 387.0**

* Pooled 75 mg & 225 mg statistically significant from placebo, p < 0.05, unpaired t-test.

**Statistically significant from placebo, p < 0.05, ANOVA with Bonferroni Post-Hoc

“The observed changes in serum ALT at this early timepoint, along with the safety and tolerability data are very encouraging and suggest a potential positive impact of CRV431 on hepatocyte health relative to placebo,” commented Stephen Harrison, MD, Principal Investigator of the AMBITION study, Medical Director for Pinnacle Clinical Research, San Antonio, Texas, and Visiting Professor of Hepatology, Oxford University. “I am eagerly anticipating additional biomarker data for this cohort and am hopeful to see corroborating evidence of a biochemical effect. Given the chronic nature of this disease, long-term therapy is likely going to be needed and, therefore, a therapy that is well tolerated, oral and once daily would be advantageous.”

“Statistical significance in a dose response on ALT is very encouraging, suggesting a rapid drug effect. A thorough review of literature by our group suggested that a 10% to 15% decline in ALT in four weeks over placebo would indicate a beneficial drug effect,” stated Patrick Mayo, Ph.D., Hepion’s SVP, Clinical Pharmacology and Analytics. “Our clinical pharmacology group has already developed a population pharmacokinetic-pharmacodynamic, or PK-PD, model which predicts CRV431 blood concentration effect on ALT reductions, which is not usually possible at this early stage in drug development. Additionally, preliminary transcriptomic and lipidomic analyses further support a drug effect when CRV431 blood concentrations exceed 800 ng/mL. This Phase 2a study confirmed CRV431 tolerability and successfully elucidated drug dose range for the upcoming Phase 2b trial.”

“In order to embark on a phase 2b program in NASH, these results were critical to inform us on many key parameters for use of CRV431 in this patient population,” said Todd Hobbs, MD, Hepion’s Chief Medical Officer. “Despite the challenges of starting clinical research during the COVID pandemic, the team was able to successfully complete this important trial. We look forward to the start of the large Phase 2b ‘ASCEND-NASH’ trial later this year, which will evaluate CRV431 in biopsy-proven NASH subjects with advanced fibrosis.”

“CRV431 is a cyclophilin inhibitor that represents a new approach to treating NASH,” commented Robert Foster, PharmD, Ph.D., Hepion’s CEO. “CRV431 is extensively extracted by the liver after oral dosing and, as such, its potential in treating liver disease is heavily dependent on liver function. We know that liver function declines with NASH, so it was important to design a study to delineate the effects of NASH on the safety, tolerability and PK of CRV431. In addition, this study gave us an opportunity to explore the efficacy potential of CRV431 in NASH subjects. The current findings support this potential, and we will continue to analyze additional incoming data from this trial which should allow us to better understand CRV431. We expect this additional data from the AMBITION trial in the near-term and will report it once we complete our analyses.”

1Hoofnagle, JH, et al. Aliment Pharmacol Ther. 2013; 38:134-143.

2Loomba, R. Clin Gastroenterol Hepatol. 2014; 12:1731-1732.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer
Hepion Pharmaceuticals Investor Relations
Direct: (646) 274-3580
skilmer@hepionpharma.com